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EXHIBIT 10.43

Bligh Oil & Minerals N.L. ACN 009 799 455

November 6, 1997

Antrim Energy Ltd.
1050 633 6th Avenue S.W.
Calgary, AB     T2P 2Y5
Canada

Attention:  Mr. Dale Fisher, Manager, Business Development

Gentlemen:

Re:  Proposed Trade and Farmout Agreements, Tunisia, Tanzania and
     New Zealand.

                        Heads of Agreement

This letter sets forth the basic understanding between us with respect to our projects in the above areas. Subject to the provisions indicated herein, it has been agreed between us as follows:

1. That Antrim will assign to Bligh a 20.00% Participation Interest in its Pemba-Zanzibar block in Tanzania, and that Bligh will assign to Antrim a 20.00% Participating Interest in its Fejaj Permit, Tunisia. The effective date of these assignments will be January 1, 1998. Antrim will repay to Bligh US$225,000 of the historical costs incurred on the Fejaj Permit. This payment will be made upon execution by Antrim of the Deed of Assignment effecting the transfer of interest from Bligh to Antrim.

It is acknowledged by both Parties hereto that Bligh commits to drill a well to a depth of 3800 metre on the Fejaj properties, commencing during the second quarter of 1998, at an estimated cost of US$4,500,000. It is specifically acknowledged by Antrim that it is acquiring an interest in the Fejaj Permit with a view to participating in the drilling of the proposed well.

2. That Bligh will assign, or cause to be assigned to Antrim, a 15.00% Participating Interest in PEP 38716, Taranaki Basin, New Zealand. The effective date of this assignment will be January 1, 1998. Antrim will repay to Bligh US$225,000 of the historical costs incurred on PEP 38716. This payment will be made upon execution by Antrim of the Deed of Assignment effecting the transfer of interest from Bligh to Antrim.




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It is acknowledged by both parties hereto that Bligh intends to drill a well to a depth of 3750 metres on PEP 38716, commencing during the second or third quarters of 1998, at an estimated cost of US$3,000,000. It is specifically acknowledged by Antrim that it is acquiring an interest in PEP 38716 with a view to participating in the drilling of the proposed well.

3. That Bligh will grant to Antrim a first right of refusal to earn a Participating Interest in PEP 38712, Taranaki Basin, New Zealand, to the extent that such Participating Interest becomes available. This Participating Interest will be drawn from any equity interest acquired by Bligh, pursuant to negotiations currently in progress with Bligh's existing partners in the Permit. Bligh's existing 20.00% Participating Interest is specifically excluded from consideration in this regard.
Antrim's entitlement to earn a Participating Interest will be limited to one half of the available net Participating Interest negotiated by Bligh. Any interest offered to Antrim will be made available to Antrim on the same terms and conditions to those under which the interest is delivered to Bligh.

It is acknowledged by both Parties hereto that Bligh intends to drill a well to a depth of 2500 metres on PEP 38712 commencing in the second quarter of 1998, at an estimated cost of US$1,625,000.

4. That Bligh will be granted an option to acquire a 10% participating Interest in any one of Antrim's acreage holdings (including current acreage applications) in Mozambique, Madagascar and Eritrea, which are in effect as of the date of this Agreement. Bligh will be granted the opportunity to review all technical data on each area, with a view to selecting one of the three areas in which to participate. This option expires on December 1st, 1997. It is acknowledged by Bligh that Antrim's ownership of certain of the acreage blocks is subject to final negotiation with the host government, and delivery of an interest to Bligh cannot be guaranteed in such cases. In the event that Bligh elects to participate in a block, and Antrim is subsequently unable to deliver an interest in that block Bligh may, at its discretion, select an alternative block in which to participate.

Upon Bligh making its election, Antrim will assign to Bligh a 10.00% Participating Interest in the block or acreage application selected by Bligh. The effective date of this assignment will be January 1, 1998. Bligh will repay to Antrim a pro-rate share of all costs attributable to the interest assigned, which were accrued up to the Effective Date.

Separate trade and/or farmout agreements will be prepared for each of the above proposed transactions except as otherwise mutually agreed. Documentation of each transaction will be administered independently. The transactions are subject to the following terms and conditions:

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a.   Preparation, review and mutual approval of the documentation covering each transaction, including approval of the form of a Joint Operating Agreement on each area.

b. Disclosure by each party of any and all liens and encumbrances which may affect any of the properties involved, including all work obligations for the forthcoming three years attributable to each of the properties under the relevant permit or tenement agreement.

c. Provision to each party of all relevant legal agreements and documentation, evidencing chain of title and ownership of the interest to be assigned.

d. The acquisition by Antrim or Bligh, as the case may be, of all requisite consents and approvals for the proposed transactions, be these from existing partners, or the relevant authorities.

e. Each transaction can be consummated on a stand-alone basis, by mutual agreement. However, in the event that either party elects not to proceed with either of the transactions proposed in Clauses 1 and 2 above, the other party may, at its sole election, elect to withdraw from this agreement in its entirety.

f. Interests acquired by virtue of this agreement may be assigned to third parties with the prior written approval of the original owner, be this Bligh or Antrim. Such approval will not be unreasonably withheld. This clause does not represent any implication of pre-emptive or preferential rights.

Should the foregoing be acceptable to Antrim, kindly so indicate by signing in the space provided below and returning a copy of the executed document to me by fax at your earliest convenience.

Yours sincerely,

/s/ Neil J. Malloy,
Chief Executive Officer

AGREED AND ACCEPTED THIS 7TH DAY OF NOVEMBER 1997.

ANTRIM ENERGY LTD.

/s/ Illegible